Limited Power of Attorney

I, Marc S. Pritchard, with a business address of One Procter & Gamble Plaza, Cincinnati, Ohio, hereby grant this Power of Attorney to each of the following persons: Ellen M. Kothman, Susan S. Felder, Eric J. Wunsch,
Susan S. Whaley, and Jason P. Muncy; whose offices are located at 299 East Sixth Street, Cincinnati, Ohio, or any individual with the title Counsel, Senior Counsel or Associate General Counsel, Corporate & Securities, in The Procter & Gamble Company Legal Division, or any individual with the title Secretary or Assistant Secretary, The Procter & Gamble Company (hereinafter "attorneys-in-fact").

Each of my attorneys-in-fact shall have full powers and authority to do and undertake the following on my behalf: complete, sign, and submit all documents required by the Securities and Exchange Commission (the Commission) under sub-section 16(a) of the Securities Exchange
Act of 1934 (15 U.S.C. 78p(a)) and all rules promulgated by the Commission under and in enforcement of that sub-section (the Subject Matter).

Any powers not specifically mentioned herein shall not be given.

This limited power of attorney can be revoked at any time for any reason upon written notice, and it hereby revokes any previous power of attorney granted concerning this Subject Matter.

IN WITNESS WHEREOF, I hereby sign this Power of Attorney on the date below written.



Date: 		July 30, 2008	    /s/ Marc S. Pritchard
                                      Marc S. Pritchard



Witness: /s/ Valerie Obermeyer		Witness:/s/ Donna Quinn



STATE OF 	Ohio			)
					) ss:
COUNTY OF 	Hamilton		)

On July 30, 2008 before me personally appeared Marc S. Pritchard, to me known to be the individual described in and who executed the foregoing Power of Attorney, and duly acknowledged to me that he executed the same as his free act and deed for the purposes therein expressed.

/s/ Susan S. Felder
Notary Public